Exhibit 10(b)

                           (Form of Employment Agreement)

Name
Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas 66612

Dear ___________________:

     Western Resources, Inc., (the "Company") considers sound management essential to protecting the interests of the Company and its shareholders.
The Company recognizes that the possibility of a change in control could arise which may result in the distraction of management to the detriment of the Company and its shareholders. It is important that you be able to advise the Board whether a proposed change in control would be in the best interests of the Company and its shareholders and to take action regarding such proposal as the Board directs, without being influenced by the uncertainties of your own situation.

     To induce you to remain in the employ of the Company, this Agreement, approved by the Board of Directors (the "Board"), sets forth the benefits which will be provided to you if your employment is terminated subsequent to a "change in control".

     1.   Agreement to Provide Services; Right to Terminate.

          (i) Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to this Agreement.

          (ii) If an offer is made by a Person for more than 30% of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), you agree that you will not leave the employ of the Company (other than for Disability or upon Retirement) and will render the services contemplated in this agreement until such offer has been abandoned or a change in control has occurred. "Person" shall mean any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, a wholly owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a subsidiary of the Company.

     2.   Term of Agreement.  This Agreement shall continue until
January 1, 1998, and on such date and each January 1 thereafter, the term shall be extended for one year unless at least 90 days prior to such January 1st date, the Company or you shall have given notice to cancel this Agreement. Notwithstanding any such notice, this Agreement shall continue in effect for 12 months after a change in control which occurs during the term of this Agreement, as extended. This Agreement shall terminate if your employment terminates prior to a change in control.

     3. Change in Control. A "change in control" shall be deemed to have occurred when (a) any Person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Voting Securities; (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease to constitute a majority thereof, provided that any person who becomes a director by approval of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; (c) the approval of the Company's stockholders of the merger or consolidation of the Company (other than a merger or consolidation immediately following which the stockholders of the Company immediately prior thereto own, directly or indirectly, more than 75% of the Voting Securities of the merged or consolidated company) and the consummation of such transaction; (d) the liquidation or dissolution of the Company; or (e) the sale of all or substantially all of the assets of the Company. No change in control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring, directly or indirectly, 30% or more of the voting power of the Voting Securities.

     4. Termination Following Change in Control. Upon a change in control, you shall be entitled to the benefits provided in Section 5 hereof upon the termination of your employment with the Company within 12 months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason.

          (i) Disability. Termination based on "Disability" shall mean termination because of your absence from your duties on a full time basis for 180 consecutive days due to physical or mental illness, unless within 30 days after Notice of Termination is given to you following such absence you shall have returned to the full time performance of your duties.

          (ii) Retirement.    Termination based on "Retirement" shall mean
termination on or after your normal retirement date under the terms of The Kansas Power and Light Company Retirement Plan (or any successor plan put into effect prior to a change in control) (the "Retirement Plan").

          (iii)     Cause.     Termination for "Cause" shall mean termination
upon (a) the willful and continued failure by you to perform substantially your duties (unless due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company which specifically identifies the manner in which you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially injurious to the Company.
"Willful" means in bad faith and without reasonable belief that your act or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given by the Board or upon the advice of counsel for the Company shall be deemed to be in the best interests of the Company. Your attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause if the Company has approved such activities. You shall not be deemed to have been terminated for Cause unless there shall have been delivered to you a resolution by the affirmative vote of three quarters of the Board at a meeting called for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) of determining if you have been guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof.

     (iv)      Good Reason.    Termination for "Good Reason" shall mean
termination based on any of the following events, provided that you give the Company written notice thereof within six months of the event constituting "Good Reason":

          (A) a determination by you that there has been an adverse change in your status or position(s) as an officer of the Company as in effect immediately prior to the change in control, including, without limitation, any diminution in your responsibilities or the assignment to you of any responsibilities which are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

          (B) a reduction in your base salary as in effect immediately prior to the change in control;

          (C) the failure to continue in effect any Plan in which you are participating at the time of the change in control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan under its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control;

          (D) the failure to credit you with the number of paid vacation days to which you are then entitled under the normal vacation policy as in effect immediately prior to the change in control;

          (E) the Company's requiring you to be based anywhere other than where your office is located immediately prior to the change in control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook prior to the change in control;

          (F) the failure of the Company to obtain from any successor the assent to this Agreement contemplated by Section 6 hereof;

          (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective; or

          (H) any refusal by the Company to continue to allow you to engage in activities not directly related to the business of the Company which, prior to the change in control, you were permitted by the Company to engage in.

"Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a salary continuation program, saving, deferred compensation, pension, profit sharing, medical, disability, accident, or life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

     (v) Notice of Termination. Any purported termination following a change in control shall be communicated by written Notice of Termination to the other party hereto. A "Notice of Termination" shall indicate the specific termination provision in this Agreement relied upon.

     (vi) Date of Termination. "Date of Termination" following a change in control shall mean (a) if your employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30 day period), (b) if your employment is to be terminated by the Company for Cause or by you pursuant to Sections 4(iv)(F) or 6 hereof or for any other Good Reason, the date specified in the Notice of Termination, or (c) if your employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination shall be 90 days after the Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing.

     In the case of termination for Cause, if you have not previously expressly agreed in writing to the termination, then within 30 days after receipt by you of the Notice of Termination, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof. During the pendency of any such dispute, the Company will continue to pay you your full compensation and benefits in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 13.

     5.   Compensation Upon Termination or During Disability; Other
Agreements.

          (i) After a change in control if you fail to perform your duties as a result of physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated under paragraphs 4(i) and 4(vi) hereof. Thereafter, your benefits shall be determined under the Plans then in effect.

          (ii) If your employment shall be terminated for Cause following a change in control, the Company shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which have been earned. Thereupon the Company shall have no further obligations to you under this Agreement.

          (iii) Subject to Section 8 hereof, if, within 12 months after a change in control, your employment shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall pay to you, by the fifth day following the Date of Termination, without regard to any contrary provisions of any Plan, the following:

               (A) your base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus (A) any accrued vacation pay and (B) a pro rata share of any benefits or awards (including both the cash and stock components) which but for your Termination would have been earned, but which have not yet been paid to you;

               (B) two (2.99 for certain executive officers) times the higher of (A) your annual base salary on the Date of Termination or (B) your annual base salary in effect immediately prior to the change in control;

               (C) two (2.99 for certain executive officers) times the average of the incentive compensation (including both the cash and stock components) awarded to you for the three completed bonus periods prior to the Date of Termination;

               (D) the actuarial equivalent of the amount by which your total vested benefits under the Retirement Plan, computed as if you had two (three for certain executive officers) additional years of benefit accrual service, exceed your actual pension benefits. For this computation, your final average salary shall be deemed to be your annual base compensation in effect just prior to the time a Notice of Termination is given and the benefit and accrual formulas and actuarial assumptions shall be no less favorable than those in effect at the same time;

"Base salary" shall include any amounts deducted by the Company for your account under any agreement with the Company or Section 125 and 401(k) of the Internal Revenue Code of 1986, as amended, (the "Code").

[Mr. Wittig only:

          (iv) Subject to Section 8 hereof, if within 12 months after a change in control, your employment shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall vest you in the supplemental retirement benefit referred to in the third paragraph of your Letter Agreement dated April 27, 1995.]

           (iv) If, within 12 months after a change in control, your employment shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall maintain in effect, for the continued benefit of you and your dependents until the earliest of (a) two (three for certain executive officers) years after the Date of Termination, (b) the commencement date of equivalent benefits from a new employer or (c) your normal retirement date under the terms of the Retirement Plan, all employee welfare benefit plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the provisions of such Plans (and any applicable funding media) and you continue to pay your regular contribution under such Plans. If your participation in any such Plan is barred, the Company, at its expense, shall arrange to have issued individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive or, if such insurance is not available at a reasonable cost, the Company shall otherwise provide you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any amount greater than you would have paid to participate in such Plans.

            (v) Except as provided in paragraph (iv) above, the payment provided for in this Section 5 shall not be reduced by any compensation earned by you after the Date of Termination.

           (vi) If the payments provided by Section 5(iii) hereof (the "Agreement Payments") become subject to the tax (the "Excise Tax") imposed by
Section 4999 of the Code as in effect on the date of this Agreement (or any similar tax), you will be responsible for the Excise Tax and the Company will not pay you an additional amount (the "Gross-up Payment"). If, however, the "Agreement Payments" become subject to the Excise Tax (or any similar tax) by virtue of changes in the Code which occur after the date of this Agreement, the Company shall pay to you at the time specified in Subsection (vii) below a "Gross-up Payment" such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined), and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this subsection (vi) shall be equal to what the Total Payments would have been had such changes in the Code not occurred.

     For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by you in connection with a change in control or your termination of employment (under this Agreement or any other agreement with the Company or any person whose actions result in a change of control or any person affiliated with the Company) (which, together with the Agreement Payments, shall constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors such other payments or benefits (in whole or in part) are not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the Total Payments or (2) the amount of excess parachute payments within the meaning of
Section 280G(b)(1) of the Code (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the Gross-up Payment, you shall be deemed to pay federal, state, and local income taxes at the highest applicable marginal rate for the calendar year in which the Gross-up Payment is to be made net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is finally determined to be less than the amount taken into account at the time the Gross-up Payment is made, you shall repay the portion attributable to such reduction (plus the portion of the Gross-up Payment attributable to a reduction in Excise Tax and/or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the Excise Tax is later determined to exceed the amount taken into account at the time the Gross-up Payment is made, the Company shall make an additional gross-up payment (plus any interest payable with respect to such excess at the rate provided in Section 1274(b)(2)(B) of the code) when such excess is finally determined.

          (vii) The Gross-up Payment or portion thereof provided for in Subsection (vi) above shall be paid not later than the thirtieth day following payment of any amounts under section 5(iii); provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth day after payment of any amounts under section 5(iii). If the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (viii) In the event it shall be determined by the Company's independent auditor that the Agreement Payments would subject you to the Excise Tax, it shall also be determined whether a certain reduction in the Agreement Payments would result in an after-tax amount with a greater net present value than would occur without such reduction. If so, the Agreement Payments shall be reduced by the minimum amount necessary to obtain such result.

          If such reduced payments incorrectly result in an overpayment or underpayment to you, the underpayment shall be promptly paid to you and, if an overpayment shall have occurred, it shall be treated for all purposes as a loan to you by the Company which you shall repay on the fifth day after demand by the Company, in each case together with interest at the applicable rate provided for in Section 1274(b)(2)(B) of the Code.

     6.   Successors; Binding Agreement.

            (i) The Company will seek, by written request at least five business days prior to the time a Person becomes a Successor, to have such Person, in form satisfactory to you, assent to the fulfillment of the Company's obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a change in control occurs or has occurred. "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Voting Securities or otherwise.

           (ii) This Agreement shall be enforceable by your personal or legal representatives. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your designee or, if there be no such designee, to your estate.

          (iii) The "Company" shall include any continuing entity from any business combination in which the Company ceases to exist.

     7.   Fees and Expenses; Mitigation.

            (i) The Company shall reimburse you, on a current basis, for all legal fees and related expenses incurred by you in connection with the Agreement following a change in control, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting any termination of your employment or incurred by you in seeking advice with respect to the matters set forth in Section 8 hereof or (b) your seeking to enforce any benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you shall be required to repay any such amounts to the extent that a court issues a final and non-appealable order determining that your position was frivolous. In addition to the fees and expenses provided herein, you shall also be paid interest on any disputed amount ultimately paid to you at the prime rate announced from time to time by Chemical Bank, New York, from the date payment should have been made until paid in full.

           (ii) You shall not be required to mitigate any payment the Company becomes obligated to make to you under this Agreement.

     8. Taxes. All payments under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

     9. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7, 8 and 14 of this Agreement shall survive termination of this Agreement.

     10. Notice. Notices and all other communications under this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas.

     12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

     14.  Related Agreements.   If any provision of any other agreement
between the Company or any of its subsidiaries and you shall, qualify or be inconsistent with any provision of this Agreement, then, while this Agreement remains in force, this Agreement shall control and such provision of such other agreement shall be deemed to have no force or effect.

     15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our agreement, kindly sign and return to the Company the enclosed copy of this letter.

                              Sincerely,
ACCEPTED:


_________________